P R E S S
BARNWELL INDUSTRIES, INC.	R E L E A S E 1100 Alakea Street, Suite 2900 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181 Website: www.brninc.com

CONTACT:	Alexander C. Kinzler
President and Chief Operating Officer
Russell M. Gifford
Executive Vice President and Chief Financial Officer
Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS EARNINGS
FOR THE THIRD QUARTER AND NINE MONTHS ENDED JUNE 30, 2011

HONOLULU, HAWAII, August 9, 2011 -- Barnwell Industries, Inc. (NYSE Amex: BRN) today reported net earnings of $802,000 ($0.10 per share - diluted) and $424,000 ($0.05 per share – diluted) for the three and nine months ended June 30, 2011, respectively, as compared to net earnings of $314,000 ($0.04 per share - diluted) and $3,756,000 ($0.45 per share – diluted) for the three and nine months ended June 30, 2010, respectively.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “Our third quarter’s net earnings increased 155% as compared to the same quarter of last year due to increased oil revenues as net oil production increased 22% and oil prices increased 41%.  Additionally, general and administrative expenses decreased due to a decrease in the Company’s stock price from March 31, 2011 to June 30, 2011 which led to a $639,000 decrease in stock appreciation rights expense for the three months ended June 30, 2011 as compared to the same quarter of last year.

“For the nine months ended June 30, 2011 net earnings decreased $3,332,000 as compared to last year’s nine months ended June 30, 2010.  This decrease was due to net earnings for the nine months ended June 30, 2010 including an income tax benefit of $1,465,000 due to a change in tax law enacted in November 2009, whereas there was no such income tax benefit in this year’s nine months; a $1,061,000 increase in stock appreciation rights expense; a 15% decline in natural gas prices; a decrease in contract drilling operating results due to fewer well drilling contracts for lower amounts and drilling difficulties experienced on one contract; and a decrease in percentage of sales payments received on sales of interests in leasehold land from $3,560,000 to $1,325,000.  Partially offsetting these declines were increased oil revenues as net oil production increased 11% and oil prices increased 21% and a non-recurring $1,424,000 gain from third-party drilling royalty credits purchased during the current year as compared to no such credits purchased during the same period of the prior year.

“During the nine months ended June 30, 2011 the Company repaid $1,758,000 of its long-term debt. Combined with last year’s $5,000,000 repayment of long-term debt, our long-term debt repayments in the last 21 months totaled $6,758,000, a 22% reduction in long-term debt. With $16,700,000 in cash and cash equivalents, positive working capital of $7,300,000 and $8,700,000 of available credit at June 30, 2011 the Company is well positioned for the current uncertain economic climate.”

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts.  These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements.  Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,”  “believes,”  “predicts,”  “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should, or similar expressions.  Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved.  Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements.  The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the Securities and Exchange Commission.  Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

COMPARATIVE OPERATING RESULTS
(Unaudited)

	Three months ended		Nine months ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenues	$8,989,000	$8,779,000	$29,589,000	$31,704,000

Net earnings	$802,000	$314,000	$424,000	$3,756,000

Net earnings
per share – basic	$0.10	$0.04	$0.05	$0.45

Net earnings
per share – diluted	$0.10	$0.04	$0.05	$0.45

Weighted-average shares
and equivalent shares outstanding:
Basic	8,277,160	8,277,160	8,277,160	8,272,732

Diluted	8,381,762	8,277,160	8,337,633	8,272,732